Exhibit 10.5

LOAN AGREEMENT

THE PARTIES TO THIS AGREEMENT ARE:

THE LENDER: Gvantsa Chumburidze

THE BORROWER: Somitos Corp., a company incorporated pursuant to the laws of Wyoming with an address at 34 Pekini Ave, Tbilisi, Georgia 0160.

WHEREAS: the LENDER agrees to lend funds to THE BORROWER when needed to pay corporate expenses.

THE PARTIES AGREE TO THE FOLLOWING:

1. The duration of this agreement is 3 years from the date of its execution.

2. Company will use the funds on paying business expenses and to develop its business plan.

3. The Lender will lend up to $100,000. The lender may lend an additional amount after the first $100,000 but is not required to do so.

4. The loan(s) are non-interest bearing and payable upon demand after the 3 years period or when the Company’s financial position allows for repayment.

Date: March 06, 2025

Gvantsa Chumburidze (The Lender)	Somitos Corp. (The Borrower)

/s/Gvantsa Chumburidze	/s/Gvantsa Chumburidze
Gvantsa Chumburidze	Authorized Signatory